EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-140840) of Newcastle Investment Corp. and in the related Prospectus of our reports dated February 22, 2007, with respect to the consolidated financial statements of Newcastle Investment Corp., Newcastle Investment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newcastle Investment Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young

New York, NY
February 22, 2007